UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 1, 2021

DRIL-QUIP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13439	74-2162088
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6401 N. Eldridge Parkway Houston, Texas		77041
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 939-7711

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	DRQ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Dril-Quip, Inc. (the “Company” or “Dril-Quip”) announced today that its Board of Directors has appointed Jeffrey J. Bird as its President and Chief Executive Officer, and elected him to its Board of Directors (the “Board”), both effective as of January 1, 2022 to succeed Blake T. DeBerry, who will step down at that time. Mr. DeBerry will continue to serve as Chief Executive Officer and as a member of the Board until December 31, 2021. Mr. Bird, 54, joined Dril-Quip in March 2017 as Vice President and Chief Financial Officer before being promoted to Senior Vice President of Production Operations and Chief Financial Officer in March 2019 and then to President and Chief Operating Officer in May 2020. Prior to joining Dril-Quip, Mr. Bird served as Executive Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry, as Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics, and in a variety of accounting and finance roles primarily in the industrial manufacturing sector, including as a division Chief Financial Officer at Danaher Corporation.

Mr. Bird’s compensation package as Chief Executive Officer is expected to be determined in October 2021 in connection with the normal annual determination of adjustments to base salaries and equity-based compensation for our executive officers by the Compensation Committee of the Board.

In connection with his separation, Mr. DeBerry and the Company entered into a Separation and Release Agreement on September 1, 2021 (the “Separation Agreement”). Under the Separation Agreement, Mr. DeBerry will receive (i) a lump sum cash severance payment of $1,360,000, (ii) continued Company-paid medical, dental and life insurance coverage for up to three years post-termination, (iii) full vesting of any then unvested restricted shares held as of December 31, 2021 and vesting of any performance units based on the target level of attainment of any applicable performance goals, and (iv) payment of any earned annual bonus for 2021 performance in early 2022. The Separation Agreement also extends the restricted period applicable to Mr. DeBerry’s non-competition and non-solicitation covenants under his Employment Agreement with the Company dated December 8, 2011, from 12 to 36 months post-termination and includes a customary non-disparagement covenant and release of claims. Pursuant to the Separation Agreement, Mr. DeBerry will remain available to provide transitional support services from January 1, 2022 through December 31, 2023.

The description of the Separation Agreement set forth above is qualified in its entirety by the Separation Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 1, 2021, the Company issued a press release announcing, among other things, the appointment of Mr. Bird as its President and Chief Executive Officer, and his election to the Board, both effective as of January 1, 2022 to replace Mr. DeBerry, who will step down at that time, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, which is incorporated by reference herein.

The information in the press release is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information in the press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Separation and Release Agreement by and between the Company and Blake T. DeBerry dated September 1, 2021.

99.1	Press Release issued September 1, 2021.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIL-QUIP, INC.

By:	/s/ James C. Webster
James C. Webster
Vice President, General Counsel and Secretary

Date: September 1, 2021